Exhibit 99.2

CPI ENTERS INTO NEW $160 MILLION CREDIT FACILITY; ANNOUNCES RESULTS
OF TENDER OFFER FOR FLOATING RATE SENIOR NOTES DUE 2015; AND CALLS
FOR REDEMPTION OF $19,825,000 FLOATING RATE SENIOR NOTES DUE 2015

PALO ALTO, Calif. –August 1, 2007 - CPI International, Inc. (Nasdaq: CPII) and its subsidiary Communications & Power Industries, Inc. (CPI), a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, have entered into a new senior credit facility in the aggregate principal amount of $160 million, consisting of a term loan facility in the amount of $100 million and a revolving credit facility in the amount of $60.0 million (which was undrawn at close).  The initial $100 million borrowing under the credit facility is being used principally to satisfy outstanding amounts under CPI’s prior senior credit facility and to repurchase and redeem $58.0 million aggregate principal amount of CPI International’s Floating Rate Senior Notes due 2015 (Notes) as described below.

CPI International’s previously announced tender offer to purchase up to $58.0 million aggregate principal amount of Notes expired at 8:00 a.m. (EDT) on August 1, 2007.  An aggregate of $38,175,000 principal amount of Notes were tendered prior to the expiration of the tender offer.  With the entry into the new senior credit facility, the conditions to the tender offer have been satisfied, and CPI International plans to complete the purchase of the tendered Notes on August 2, 2007.  Tendering holders will be paid an aggregate of approximately $39.4 million, representing $1,032.50 per $1,000.00 principal amount of Notes tendered, plus accrued interest up to, but not including, the date of purchase.

In addition, CPI International has instructed the trustee for the Notes to issue a notice of redemption for $19,825,000 in aggregate principal amount of Notes at a price of $1,030.00 per $1,000.00 principal amount, plus accrued and unpaid interest through (but not including) the September 5, 2007 redemption date.  After giving effect to the purchase and redemption of Notes, CPI International will have $22.0 million aggregate principal amount of Notes outstanding.

CPI International estimates that the new credit facility and the repurchase and redemption of the Notes will result in annual interest savings of approximately $2.0 million for the twelve months following the September 5, 2007 redemption of the Notes.  In addition, CPI International expects to incur approximately $5.0 million in one-time, non-cash costs associated with the write-off of deferred debt issue costs and approximately $2.0 million in redemption premiums and other expenses associated with retiring and repurchasing the $58.0 million of Notes.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, our ability to consummate bank financing on reasonable terms, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; inability to obtain raw materials and components; and currency fluctuations.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:

Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com